Exhibit 7.1





May 1, 2006


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

Ladies and Gentlemen:

This letter will confirm that we reviewed Item 4.02(b) of the Form 8-K of M Power Entertainment Inc. dated May 1, 2006, captioned "Non-Reliance on Previously Issued Financial Statements to a Related Audit Report or Completed Interim Review," and that we agree with the statements made therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah